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                                                                    EXHIBIT 99.1


For Immediate Release
Contact:  Rex Gwinn (713) 972-4980


WESTERN ATLAS SIGNS PURCHASE AGREEMENT TO ACQUIRE WEDGE DIA-LOG, INC.

HOUSTON, Texas -- March 9, 1998 -- Western Atlas Inc. (NYSE: WAI) announced today it has entered into a purchase agreement to acquire WEDGE DIA-LOG, Inc. from WEDGE Energy Group, L.L.C. for approximately $218 million in cash. In addition, Western Atlas will be assuming approximately $33 million in debt. It is anticipated that the transaction will close on or before April 1, 1998. WEDGE Energy Group, L.L.C. is a wholly-owned subsidiary of WEDGE Group Incorporated, a Houston-based private investment company.

The acquisition, which is subject to customary closing conditions, is not expected to impact Western Atlas earnings in 1998, but is expected to be accretive in 1999 and onward. WEDGE DIA-LOG, an independent wireline company specializing in cased-hole services, anticipated that it would produce revenues of more than $100 million in 1998. Western Atlas currently intends to conduct most of its cased-hole logging, pipe recovery, perforating, and mechanical services operations in the U.S. under the name WEDGE DIA-LOG.

"WEDGE DIA-LOG is a highly respected wireline company, and this transaction is expected to accelerate the growth in shareholder value for our company," said John Russell, president and CEO of Western Atlas. "Together with WEDGE DIA-LOG, we expect Western Atlas' revenues from Logging Services to be in the $700-million range for 1998."

"WEDGE DIA-LOG is known for efficiency, reliability and quality, and is one of the valued providers of cased-hole and pipe recovery services in the U.S.," said Gary Jones, president of Western Atlas Logging Services. "We intend for their management team, under James Odom, president of WEDGE DIA-LOG, to take a leadership role in our wireline business, and believe that our expanded capabilities will benefit all of our customers and employees. WEDGE DIA-LOG is a solid, well managed company, and its employees have an excellent reputation for service in the industry. We're looking forward to having them as part of the Western Atlas Logging Services team."

Western Atlas Inc., based in Houston, Texas is one of the world's leading oilfield services companies, providing seismic, well-logging, and reservoir information services to the energy industry.
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The statements in this release relating to matters that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve and are dependent upon certain risks and uncertainties, including, but not limited to, the following which are beyond the Company's control: dependence on energy industry spending; worldwide prices and demand for oil and gas; the presence of competitors with greater financial and other resources; technological changes and developments; operating risks inherent in the oilfield services industry; regulatory uncertainties; worldwide political stability and economic conditions; operating risks associated with international activities; and other risks and uncertainties described more fully in the Company's filings with the Securities and Exchange Commission, and other public disclosures and releases.


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